Exhibit 99.1

AMERICAN GREETINGS ANNOUNCES COST REDUCTION EFFORT

AND ACCELERATION OF GOODWILL IMPAIRMENT TESTING

•	Cost reductions expected to benefit fiscal year 2010 and beyond

•	Acceleration of goodwill impairment test

•	Shortfall to earnings guidance expected

CLEVELAND (December 9, 2008) – American Greetings Corporation (NYSE: AM) today announced the elimination of approximately 275 positions as part of a cost reduction effort. The positions being eliminated are located primarily at the Company’s headquarters. The Company employs approximately 18,000 associates on a full-time equivalent basis with approximately 2,200 associates located at the Company’s headquarters.

American Greetings also announced that as a result of the recent deterioration in the global economic environment, indicators arose during the third quarter requiring the Company to accelerate the process to review goodwill and other long-lived assets. Accounting rules require an annual impairment test of goodwill, which the Company completes during the fiscal fourth quarter. The Company has accelerated that process and therefore an estimate of any impairment charges will be included in the Company’s fiscal third quarter financial results. The indicators point to a potential impairment in the Company’s International Social Expression Products segment and the AG Interactive segment. The goodwill associated with these segments as of February 29, 2008 was $87 million and $150 million, respectively. An estimate of any goodwill or other asset impairments will be disclosed with the Company’s third quarter earnings release on December 23, 2008.

As a result of the deterioration in the economy and the associated impact on our business, together with the anticipated severance charges and potential impairment charges, the Company does not expect to achieve its previously issued earnings guidance for fiscal year 2009. Additionally, given the rapid changes in the economy and the uncertainty of the goodwill impairment, the Company is currently unable to provide any definitive earnings guidance. The Company will provide additional information for fiscal year 2009 with the release of its third quarter earnings.

Management Comments

Chief Executive Officer Zev Weiss said, “The decision to eliminate positions has been very difficult, but is necessary to ensure we remain competitive given the current business environment. We are assisting those associates who have been impacted by these changes with severance and outplacement services.”

Third Quarter Earnings Release

The Company will release its fiscal third quarter 2009 results on Tuesday, December 23, 2008 and will webcast its conference call at 9:00 a.m. ET that same day. Management will be available for questions as part of the conference call.

About American Greetings Corporation

For more than 100 years American Greetings Corporation (NYSE: AM - News) has been a manufacturer and retailer of innovative social expression products that assist consumers in enhancing their relationships. The Company’s major greeting card brands are American Greetings, Carlton Cards and Gibson, and other paper product offerings include DesignWare party goods, American Greetings and Plus Mark gift-wrap and boxed cards and Date Works calendars. American Greetings also has the largest collection of electronic greetings on the Web, including cards available at AmericanGreetings.com through AG Interactive, Inc., the company’s online division. AG Interactive also offers digital photo sharing and personal publishing at PhotoWorks.com and Webshots.com and a one-stop source for online graphics, animations, emoticons, text generators, and more at Kiwee.com. In addition to its product lines, American Greetings also creates and licenses popular character brands through the American Greetings Properties group. Headquartered in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.8 billion, and its products can be found in retail outlets domestically and worldwide, including company owned American Greetings and Carlton Cards stores. For more information on the Company, visit http://corporate.americangreetings.com.

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CONTACT:

Gregory M. Steinberg

Treasurer and Director of Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com

Certain statements in this release, including those under “Management Comments,” may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	a weak retail environment and general economic conditions;

•	the amount of any impairment charges that the Company may be required to take and the ability to achieve the desired benefits associated with its cost reduction efforts;

•	retail consolidations, acquisitions and bankruptcies, including the possibility of resulting adverse changes to retail contract terms;

•	competitive terms of sale offered to customers;

•	the timing and impact of investments in new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

•	consumer acceptance of products as priced and marketed;

•	the impact of technology on core product sales;

•	the timing and impact of converting customers to a scan-based trading model;

•	escalation in the cost of providing employee health care;

•	the ability to successfully integrate acquisitions;

•	the ability to identify, complete, or achieve the desired benefits associated with productivity improvement projects;

•	the ability to successfully implement, or achieve the desired benefits associated with any information systems refresh the Company may implement;

•	the ability to achieve the desired accretive effect from share repurchases;

•	the Company’s ability to comply with its debt covenants;

•	the Company’s ability to successfully complete, or achieve the desired benefits associated with, dispositions, including the sale of the Strawberry Shortcake and Care Bears properties;

•	fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar; and

•	the outcome of any legal claims known or unknown.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators, the public’s acceptance of online greetings and other social expression products, and the ability to gain a leadership position in the digital photo sharing space.

In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2008.

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